Exhibit 99.1

Chairman“s Address Bill Lasky Chairman of the Board, President and CEO October 16, 2006
Good Morning...and thank you for participating in this call. This webcast has been scheduled with you, the key leaders of JLG’s global organization so that I can share some very important news.

Purpose of Today“s Meeting Strategic announcement Good for JLG, shareholders and Team Members Supports long-term growth Global launch of communication plan Kick-off of activities
Today we are making a strategic announcement that will change JLG’s future. We believe that this announcement is good for JLG and its customers as well as shareholders and Team Members.
The announcement supports long-term growth and brightens the future of JLG.
Today the meeting is also to globally launch the communication plan and to kick off the activities necessary to move forward.
So — here we go.

What“s Happened? Approached by a credible buyer Investment in due diligence Industrial logic and leverage Financially capable Compatible cultures Board of Directors Independent Due consideration Unanimous management support
In early August I received a phone call from the CEO of a public company who expressed an interest in the possibility of combining JLG with his company. He indicated that they had been following us for a number of years, watching our progress and they were very impressed. They had hired consultants to study our markets, products and competitors. They were so interested, that they had even lined up the necessary cash to complete this deal with their banks before contacting us.
I listened to all of this and, it’s important to note that JLG was not for sale. However, like you, I am simply an employee of the company, not the owner. I had the responsibility to report this event to my bosses, the JLG board of directors. I tried hard to find a reason why this would not work but found the other company to be very credible. It is financially stable, has great management, very little channel conflict with our customer base and most importantly, had a very similar culture as it related to people, brands and customer service.
The board of directors also has a duty. They had to consider the impact on not only our shareholders but also our team and the communities in which we are located. The independent directors were the primary decision makers. After a lot of work and due consideration, ultimately the decision was made to proceed with the transaction.

Oshkosh Truck Corporation
Just last night an agreement was signed for the acquisition of JLG by the Oshkosh Truck Corporation based in Oshkosh Wisconsin.
The transaction has been approved by the boards of directors of both companies and closing is subject to approval of our shareholders and certain regulatory approvals. Some activities necessary to begin integration are already underway. We anticipate that closing will occur between 45 and 90 days from now following distribution of our proxy statement and our meeting of JLG shareholders. More information about the transaction background and approval requirements will be described in our proxy statement.
I know that this comes as a surprise to many of you — so I would like to take this opportunity to give an overview as to why this makes sense for our team members, our communities, our shareholders, our customers and our company.

Agenda Who is Oshkosh Truck Corporation? Elements of the Deal Why It Makes Sense for JLG Communication - Next Steps Q&A
First I will provide an overview of Oshkosh — who they are, what they stand for and what they do.
I will also discuss the transaction overall, the elements of the acquisition and why it makes sense for JLG to become a part of this great company. I will then conclude with the process for communicating these messages beyond the Team Members participating here this morning.
I will have a few minutes for questions at the end of this presentation. There will, however, be plenty of opportunity for questions going forward and there will also be informational materials made available to you immediately following this session.
Let’s look at the Oshkosh Truck Corporation

Oshkosh Truck Corporation Founded 1917 in Oshkosh, Wisconsin Publicly traded; NYSE: OSK Website: www.oshkoshtruckcorporation.com FY2006 Revenues of an estimated $3.4 billion 9400 team members 11 U.S. States 7 Countries Three primary business segments: Defense Fire and Emergency Commercial - Refuse and Concrete
Oshkosh engineers, manufactures and markets specialty trucks and truck bodies.
They are almost 90 years old, have been publicly traded since 1985 and are headquartered in Oshkosh, Wisconsin.
Their estimated FY06 revenues will reach approximately $3.4 billion (the fiscal year runs from October 1 through September 30).
Oshkosh Truck has more than 9,400 team members and has major operations in 11 U.S. states and 7 countries. (They also own a local business in Greencastle, Pennsylvania, JerrDan Corporation, which makes towing equipment.)
They have 3 primary business segments — Defense, Fire and Emergency as well as Commercial. Access equipment will become the largest of four business segments upon the close this deal.

Oshkosh Truck Corporation
Here’s a quick visual of some of their products: defense trucks, concrete mixers, tow trucks, refuse bodies, fire trucks. They also build things like ambulances, command and communications vehicles and mobile medical vehicles.
For those that have been involved in this negotiation process — we know that this is a great company. We believe that everyone in JLG will come to know this as well.

Elements of the Deal All cash transaction valued at $3.2 billion, or $28.00 per share of JLG stock Acquisition of JLG brand, sales, service, distribution and facilities Post closing the combined company will have: Consolidated revenues of $6.0 billion Over 13,000 team members Sales on 6 continents Full Transition to Oshkosh: anticipated year-end 2006 or early 2007 JLG will be largest of four business segments
Let’s look at the formal elements of the deal.
•	All cash transaction valued at $3.2 billion, or $28.00 per share of JLG stock
•	Acquisition of JLG brand, sales, service, distribution and facilities
•	Post closing the combined company will have:
•	Consolidated revenues of $6.0 billion
•	Over 13,000 team members
•	Sales on 6 continents
•	Full Transition to Oshkosh: anticipated year-end 2006 or early 2007
•	Unlike what has happened in the past, where the previous acquisitions had fit into existing business segments, JLG will become the largest of four business segments of Oshkosh, estimated to be 40% of the combined business.

Record of Successful Acquisitions 1996 - Pierce Manufacturing Inc. 1997 - Nova Quintech 1998 - McNeilus Companies Inc. 1999 - Kewaunee Fabrications LLC 1999 - Viking Truck & Equipment 2000 - Medtec Ambulance Corporation 2001 - TEMCO 2001 - Geesink Norba Group 2004 - Jerr-Dan Corporation 2004 - BAI Companies 2005 - CON-E-CO 2005 - London Machinery, Inc. 2006 - AK Specialty Vehicles 2006 - IMT Oshkosh Truck Corporation has a demonstrated talent and a proven history of completing strategic acquisitions, then driving growth. Since 1996, 14 acquisitions have become completed. IMT
I would like to take a moment to emphasize Oshkosh Truck’s successful record of acquisitions
Oshkosh has completed 14 acquisitions in the past decade. Pierce, the world’s largest fire truck manufacturer, kicked off their acquisitions strategy 10 years ago. That and McNeilus Companies, a leader in concrete mixers and refuse bodies, were the two most significant acquisitions. Each was 50% of the size of Oshkosh at the time, not unlike what is happening with JLG today.

Why it makes sense JLG is an exceptional, complementary capital goods company Leading market positions with significant brand equity Offers exceptional growth and solid financial returns Technology sharing opportunities with other Oshkosh businesses Established service operations footprint Exceptional manufacturing capabilities; “lean” mindset fits well with Oshkosh Truck“s philosophy
Critical to this discussion today — and for the future of the combined company are the reasons, and there are many, why this makes good sense.
JLG is a very strong compliment to Oshkosh — with little to no overlap between the two entities. Both companies have leading market positions with significant brand equity and both offer the opportunity for exceptional and solid financial returns. They believe in being in the #1 or #2 market position like we do; and the majority of their brands hold that #1 or #2 position.
We also have the opportunity to share and expand technology expertise — for example our aerial business combined with the Oshkosh fire and emergency business affords some great potential.
In addition, we will be able to leverage the fact that Oshkosh has service operations in locations that are different from ours. This will increase the opportunity to expand the scope of JLG’s service business, one of our planned growth areas.
In addition, our facilities and the lean philosophies that we employ will fit very well within Oshkosh Truck.
Continuing on...

Why it Makes Sense Same culture, same values, same strategies Increases JLG“s: Purchasing power Team member growth and opportunities Enhances JLG“s future Customers, Community, Team Members and Shareholders
As you know whenever we have looked at any type of merger, acquisition or divestiture we have always held the people of the company as a priority in any discussions. Without a compatible culture — a new relationship will not be successful. Oshkosh and JLG have that compatibility — Oshkosh’s values: accountability, honesty, respect and citizenship are completely aligned with JLG.
This deal will enhance the opportunities for the company in terms of purchasing and manufacturing scale as well as for our team members — providing increased growth and opportunities. There are no plans to close any JLG facilities and Oshkosh has made it clear that they need JLG’s team members in order to be successful.
It also strengthens JLG’s future — we know that we are in a cyclical business and the combination of our products does what we have always tried to do — smooth the cycles and reduce the impact of an economic downturn.
Finally — for customers, team members, shareholders and the communities in which we operate — each will benefit from the presence of a larger, financially stable and more diversified organization.
Overall, these and many more reasons make me feel very good to be here today discussing this next phase in JLG’s successful and distinguished path.

This is a Great Opportunity!!! "This transaction is a good fit for JLG. For the JLG team..this offers additional growth opportunities. For our customers, JLG will become an even stronger partner." - Bill Lasky - Chairman of the Board, President and Chief Executive Officer, JLG Industries, Inc. "We are pleased to be bringing a solid company like JLG into Oshkosh Truck. Their product leadership and innovative culture will be a great fit with our approach" - Robert Bohn - Chairman, President and Chief Executive Officer, Oshkosh Truck Corporation
As you can see both companies know that this is a partnership that is going to work — both realizing that the people and the cultures are what will make this successful.

Communications - Day 1 Summary
As I mentioned I have the key management and leadership on this first of many communications.
The next steps will be for those of you on this call to return to your teams and bring them together to further disseminate this very positive message.

Communication- Next Steps Dissemination of Information (7:00 a.m.) Email from C. Walter/HR: Communication Plan, Process and Elements FAQs and Sequence of Events Postings External Letters Accountable: Directors Managers Employees Roll-out meetings to begin 7:30 a.m. Oshkoshquestions@jlg.com (~October 16, 2006) Special Edition - "Global Update" (November 2006) Proxy statement for special shareholders meeting
To do this, we are now sending, FAQs, Meeting Guidelines and Manager Talking points via email to all of you.
You will take this information, gather your teams and make a very similar presentation to your team members — remember, it is you from whom they want to hear “what is happening” and it is you that has the responsibility to reinforce the positive impact that this acquisition will have on JLG as a whole and the team members as individuals. Remember, you only get one chance at a first impression; so you need to deliver this message with confidence.
We will also open up an email option for questions that occur after this meeting — this will be set up and communicated as soon as possible, hopefully by the end of today.
A special edition of the Global Update will be created and distributed in November.
And, finally, we will be mailing to all shareholders and posting on our website a proxy statement that will provide more information about the transaction prior to a special meeting of shareholders to vote on the merger.

A shareholders meeting will be announced soon to obtain shareholder approval for the Merger. The Company intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the Merger. The proxy statement will be mailed to the Company's shareholders. THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE COMPANY. Investors and shareholders may obtain free copies of these materials (when they are available) and other documents filed with the SEC at the SEC's website at www.sec.gov. A free copy of the proxy statement when it becomes available may also be obtained from the Company, at 1 JLG Drive, McConnellsburg, PA, 17233-9533. The Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company's shareholders with respect to the Merger. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the proposed Merger by reading the proxy statement, which will be filed with the SEC.